Philip Talamo, Investor Relations 212.969.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Announces February 28, 2007 Assets Under Management

New York, NY, March 9, 2007 - AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. today reported that, during the month of February, preliminary assets under management increased by approximately $4 billion, or 0.6%, to $726 billion at February 28, 2007, as continued net in-flows in all distribution channels and positive investment returns in fixed income services were partially offset by negative investment returns in equity services.

	ALLIANCEBERNSTEIN L.P.
	(THE OPERATING PARTNERSHIP)
	ASSETS UNDER MANAGEMENT
	($ billions)
	At February 28, 2007				At Jan 31,
	(preliminary)				2007

	Institutional		Private
	Investments	Retail	Client	Total	Total

Equity
Growth	$103	$47	$23	$173	$175
Value	215	78	48	341	339
Total Equity	318	125	71	514	514

Fixed Income	116	40	26	182	178

Index/Structured	25	5	-	30	30
Total	$459	$170	$97	$726	$722

	At January 31, 2007

Total	$456	$169	$97	$722

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At December 31, 2006, AllianceBernstein Holding owned approximately 33.1% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 59.9% of the AllianceBernstein Units at December 31, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.3% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1A of Form 10-K for the year ended December 31, 2006. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Of course, factors other than those listed in “Risk Factors” could also adversely affect our revenues, financial condition, results of operations, and business prospects.

www.alliancebernstein.com	2 of 2